Western Alliance Reports Record First Quarter 2016 Financial Performance and Closing of Asset Purchase
PHOENIX--(BUSINESS WIRE)--April 21, 2016--Western Alliance Bancorporation (NYSE:WAL) (the "Company") announced today its financial results for the first quarter 2016 as well as the closing of the asset purchase transaction with GE Capital US Holdings, Inc. ("GE").
First Quarter 2016 Highlights:

•	Net income of $61.3 million, compared to $58.5 million for the fourth quarter 2015, and $40.4 million for the first quarter 2015

•	Earnings per share of $0.60, compared to $0.57 per share in the fourth quarter 2015, and $0.45 per share in the first quarter 2015

•	Operating pre-provision net revenue of $82.1 million, up 2.7% from $79.9 million in the fourth quarter 2015, and up 50.5% from $54.5 million in the first quarter 2015[1]

•	Net interest margin of 4.58%, compared to 4.67% in the fourth quarter 2015, and 4.35% in the first quarter 2015

•
Net operating revenue of $157.8 million constituted quarter-over-quarter growth of $5.0 million, and year-over-year growth of 45.1%, or $49.0 million. Operating non-interest expense of $75.8 million resulted in quarter-over-quarter growth of $3.0 million, and year-over-year growth of 39.8%, or $21.6 million[1]

•	Efficiency ratio of 45.6%, compared to 45.2% in the fourth quarter 2015, and 46.7% in the first quarter 2015[1]

•	Total loans of $11.24 billion, up $105 million from December 31, 2015, and up $2.42 billion (includes $1.44 billion acquired from Bridge) from March 31, 2015

•	Total deposits of $13.08 billion, up $1.05 billion from December 31, 2015, and up $3.42 billion (includes $1.74 billion acquired from Bridge) from March 31, 2015

•	Nonperforming assets (nonaccrual loans and repossessed assets) decreased to 0.57% of total assets, from 0.65% at December 31, 2015, and 1.11% at March 31, 2015

•
Net loan charge-offs (annualized) to average loans outstanding of 0.08%, compared to 0.02% in the fourth quarter 2015, and compared to net loan recoveries (annualized) to average loans outstanding of 0.06% in the first quarter 2015

•	Tangible common equity ratio of 9.1%, compared to 9.2% at December 31, 2015, and 8.5% at March 31, 2015 [1]

•	Stockholders' equity of $1.66 billion, an increase of $69 million from December 31, 2015, and an increase of $609 million from March 31, 2015

•	Tangible book value per share, net of tax, of $13.16, an increase of 4.9% from $12.54 at December 31, 2015, and an increase of 22.8% from $10.72 at March 31, 2015 [1]
GE Asset Purchase:

•
On April 20, 2016, Western Alliance Bank ("WAB"), a wholly owned subsidiary of the Company, completed its previously announced asset purchase with GE, pursuant to the Asset Purchase Agreement dated March 29, 2016. Under the terms of the Asset Purchase Agreement WAB acquired the GE domestic select-service hotel franchise finance loan portfolio, which has an aggregate outstanding principal loan balance of approximately $1.34 billion, and assumed certain related assets and liabilities.

•
For these assets, WAB's purchase price was $1.28 billion, a discount of $67.1 million to the aggregate unpaid principal balance. The portfolio does not contain any non-performing loans and has a yield of 4.8%.

1 See Reconciliation of Non-GAAP Financial Measures beginning on page 17.

Financial Performance
“Western Alliance had a great start to the year with another record quarter of results,” remarked Robert Sarver, Chairman and Chief Executive Officer of Western Alliance Bancorporation. “Net income increased to $61.3 million, with earnings per share of $0.60 for the quarter.  Asset quality continued to improve as nonaccrual loans to gross loans and total nonperforming assets to total assets fell by nearly half since March 31, 2015. In the quarter, we also had exceptional deposit growth of more than $1 billion, which will support the GE loan portfolio purchase.  The profitable and well-run hotel franchise lending portfolio adds a team of experienced bankers to Western Alliance and expands our national reach and loan diversification. The transaction closed on April 20th and we expect the acquisition to be immediately accretive to earnings in the second quarter 2016.”
Income Statement
Net interest income was $145.7 million in the first quarter 2016, an increase of $2.4 million from $143.3 million in the fourth quarter 2015, and an increase of $42.6 million, or 41.3%, compared to the first quarter 2015. The Company’s net interest margin decreased in the first quarter 2016 to 4.58%, compared to 4.67% in the fourth quarter 2015, and increased from 4.35% in the first quarter 2015. The decrease in net interest margin for the current quarter compared to the fourth quarter 2015 primarily relates to one less day in the current quarter and the Company's non-deployment of cash in anticipation of the GE Asset Purchase. The increase in net interest margin in the current quarter from the first quarter 2015 primarily relates to additional income resulting from the acquisition of Bridge, which is primarily reflected in commercial loan interest income. Net interest income in the first quarter 2016 includes $5.3 million of total accretion income from acquired loans, compared to $5.0 million in the fourth quarter 2015, and $1.9 million in the first quarter 2015.
Operating non-interest income was $12.1 million for the first quarter 2016, compared to $9.4 million for the fourth quarter 2015, and $5.7 million for the first quarter 2015.1 This increase in the first quarter 2016 from the fourth quarter 2015 is the result of a non-recurring gain on sale of loans of $2.5 million. Growth in the first quarter 2016 compared to the first quarter 2015 also includes $4.0 million related to Bridge operations, which generated deposit service charges, foreign currency income, and SBA loan income. The change in first quarter 2016 from the first quarter 2015 for non-Bridge operations was due to an increase in deposit service charges corresponding to growth in deposit balances, which was offset by a decrease in interchange income related to the Durbin amendment that reduced income starting in the second half of 2015.
Net operating revenue was $157.8 million for the first quarter 2016, an increase of $5.0 million, compared to $152.8 million for the fourth quarter 2015, and an increase of $49.0 million, or 45.1%, compared to $108.8 million for the first quarter 2015.1
Operating non-interest expense was $75.8 million for the first quarter 2016, compared to $72.8 million for the fourth quarter 2015, and $54.2 million for the first quarter 2015.1 The primary driver of the increase in operating non-interest expense in the first quarter 2016 compared to the fourth quarter 2015 was compensation expense, driven by the seasonal FICA expenses incurred in the first part of the year and reduced salary loan origination cost deferrals due to lower loan originations. The increase year-over-year relates to $13.9 million generated from Bridge operations as well as increased headcount and operating costs to support the growth in the business. The Company’s operating efficiency ratio1 on a tax equivalent basis was 45.6% for the first quarter 2016, compared to 45.2% for the fourth quarter 2015, and 46.7% for the first quarter 2015.
The Company views its operating pre-provision net revenue ("PPNR") as a key metric for assessing the Company’s earnings power, which it defines as net operating revenue less operating non-interest expense. For the first quarter 2016, the Company’s operating PPNR was $82.1 million, up from $79.9 million in the fourth quarter 2015, and up 50.5% from $54.5 million in the first quarter 2015.1 The non-operating items1 for the first quarter 2016 consisted primarily of a $1.0 million net gain on sales of securities.
During the first quarter 2016, the Company elected to early adopt Accounting Standards Update ("ASU") 2016-09, Improvements to Employee Share-Based Payment Accounting. The amendments in this ASU require that all excess tax benefits and tax deficiencies be recognized as income tax expense or benefit in the income statement rather than as additional paid-in capital as required under previous generally accepted accounting principles. Due to the early adoption of ASU 2016-09, during the first quarter 2016, the Company recognized a $3.9 million tax benefit as a reduction of income tax expense (that previously would have been reflected as additional paid-in capital).
The Company had 1,464 full-time equivalent employees and 47 offices at March 31, 2016, compared to 1,131 employees and 40 offices at March 31, 2015.

1 See Reconciliation of Non-GAAP Financial Measures beginning on page 17.

Balance Sheet
Gross loans totaled $11.24 billion at March 31, 2016, an increase of $105 million from $11.14 billion at December 31, 2015, and an increase of $2.42 billion from $8.82 billion at March 31, 2015. The year-over-year increase is comprised of $1.44 billion from the Bridge acquisition and $1.12 billion from organic loan growth. At March 31, 2016, the allowance for credit losses was 1.06% of total loans, compared to 1.07% at December 31, 2015, and 1.27% at March 31, 2015, reflecting an improvement in the Company’s asset quality profile. Consistent with GAAP, the allowance for credit losses is not carried over in an acquisition because acquired loans are recorded at fair value, which discounts the loans based on expected future cash flows. The allowance for credit losses as a percent of total loans, adjusted to include credit discounts on acquired loans, was 1.21% at March 31, 2016, compared to 1.25% at December 31, 2015, and 1.39% at March 31, 2015.
Deposits totaled $13.08 billion at March 31, 2016, an increase of $1.05 billion from $12.03 billion at December 31, 2015, and an increase of $3.42 billion from $9.66 billion at March 31, 2015. The year-over-year increase is comprised of $1.74 billion from the Bridge acquisition and $1.68 billion from organic deposit growth. Non-interest bearing deposits were $4.64 billion at March 31, 2016, compared to $4.09 billion at December 31, 2015, and $2.66 billion at March 31, 2015. Non-interest bearing deposits comprised 35.4% of total deposits at March 31, 2016, compared to 34.0% at December 31, 2015, and 27.5% at March 31, 2015. The increase in the proportion of the Company's non-interest bearing deposits from the prior year is due to Bridge's higher proportion of non-interest bearing deposits. The proportion of savings and money market balances to total deposits decreased to 43.2% at March 31, 2016 from 44.0% at December 31, 2015, and increased from 42.6% at March 31, 2015. Certificates of deposit as a percentage of total deposits were 13.1% at March 31, 2016, compared to 13.4% at December 31, 2015, and 20.2% at March 31, 2015. The Company’s ratio of loans to deposits was 85.9% at March 31, 2016, compared to 92.6% at December 31, 2015, and 91.3% at March 31, 2015.
Borrowings decreased from $150 million at December 31, 2015 and from $275 million at March 31, 2015 to $0.2 million at March 31, 2016. The decrease from the prior quarter relates to a reduction in FHLB overnight advances. The decrease from the prior year is due primarily to the payoff of the 10% Senior Notes of $58.2 million and a reduction in FHLB advances of $157.1 million. Qualifying debt remained consistent at $210 million at March 31, 2016 compared to December 31, 2015, and increased $170 million from $41 million at March 31, 2015. The year-over-year increase is primarily due to the issuance of $150 million of subordinated debt and the assumption of $12 million in junior subordinated debt from Bridge in the second quarter 2015.
Stockholders’ equity at March 31, 2016 was $1.66 billion, compared to $1.59 billion at December 31, 2015, and $1.05 billion at March 31, 2015.
At March 31, 2016, tangible common equity, net of tax, was 9.1% of tangible assets1 and total capital was 12.3% of risk-weighted assets. The Company’s tangible book value per share1 was $13.16 at March 31, 2016, up 22.8% from March 31, 2015.
Total assets increased 6.8% to $15.25 billion at March 31, 2016 from $14.28 billion at December 31, 2015, and increased 35.5% from $11.25 billion at March 31, 2015. The increase in total assets from March 31, 2015 relates primarily to the Bridge acquisition, which increased total assets by $2.23 billion, and organic loan growth during the year of $1.12 billion.
Asset Quality
The provision for credit losses was $2.5 million for both the first quarter 2016 and the fourth quarter 2015, and was $0.7 million for the first quarter 2015. Net loan charge-offs in the first quarter 2016 were $2.3 million, or 0.08%, of average loans (annualized), compared to $0.5 million, or 0.02%, in the fourth quarter 2015, and compared to net loan recoveries of $1.2 million, or 0.06%, for the first quarter 2015.
Nonaccrual loans decreased $14.6 million to $33.8 million during the quarter and decreased $26.9 million from March 31, 2015. Loans past due 90 days and still accruing interest totaled $4.5 million at March 31, 2016, compared to $3.0 million at December 31, 2015, and $3.7 million at March 31, 2015. Loans past due 30-89 days and still accruing interest totaled $9.2 million at quarter end, a decrease from $34.5 million at December 31, 2015, and a decrease from $14.1 million at March 31, 2015.
Repossessed assets totaled $52.8 million at quarter end, an increase of $8.9 million from $43.9 million at December 31, 2015, and a decrease of $11.0 million from $63.8 million at March 31, 2015. Total adversely graded loans totaled $312.0 million at quarter end, a decrease of $40.8 million from $352.8 million at December 31, 2015, and an increase of $11.1 million from $300.9 million at March 31, 2015.
As the Company’s asset quality improved and its capital increased, the ratio of classified assets to Tier I capital plus the allowance for credit losses, a common regulatory measure of asset quality, improved to 13.0% at March 31, 2016, from 15.8% at December 31, 2015, and from 20.3% at March 31, 2015.1

1 See Reconciliation of Non-GAAP Financial Measures beginning on page 17.

Segment Highlights
The Company's reportable segments are aggregated primarily based on geographic location, services offered, and markets served. In anticipation of the purchase of GE's hotel franchise loan portfolio, which expands the size and scope of the Company's National Business Lines ("NBL") reportable segment, management has reassessed the organization and management of its operating segments included in the NBL reportable segment. Accordingly, four reportable NBL segments are now presented separately.
The Company's regional segments, which include Arizona, Nevada, Southern California, and Northern California, provide full service banking and related services to their respective markets. The operations from the regional segments correspond to the following banking divisions: Alliance Bank of Arizona in Arizona, Bank of Nevada and First Independent Bank in Nevada, Torrey Pines Bank in Southern California, and Bridge Bank in Northern California.
The Company's NBL segments, which include Homeowner Associations ("HOA") Services, Public & Nonprofit Finance, Technology & Innovation, and Other NBLs, provide specialized banking services to niche markets. These NBLs are managed centrally and are broader in geographic scope than our other segments, though still predominately located within our core market areas. The operations from the HOA Services NBL correspond to the Alliance Association Bank division. Public & Nonprofit Finance consists of the operations of Public and Nonprofit Finance. The Technology & Innovation NBL includes the operations of Equity Fund Resources, Life Sciences Group, Renewable Resource Group, and Technology Finance. The Other NBLs segment consists of the operations of Corporate Finance, Mortgage Warehouse Lending, and Resort Finance.
The Corporate & Other segment consists of corporate-related items, income and expense items not allocated to our other reportable segments, and inter-segment eliminations.
Key management metrics for evaluating the performance of the Company's operating segments include loan and deposit growth, asset quality, and pre-tax income.
Note that the acquisition of Bridge on June 30, 2015 increased total loans and total deposits by $1.44 billion and $1.74 billion, respectively, and beginning July 1, 2015, the activities of Bridge have been included in the Company's consolidated results of operations. Bridge activities have been allocated to the Northern California and Technology & Innovation segments. Of the total $1.44 billion in loans acquired from Bridge, $595 million was allocated to the Northern California segment and $845 million was allocated to the Technology & Innovation segment. Of the total $1.74 billion in deposits acquired from Bridge, $938 million was allocated to the Northern California segment and $804 million was allocated to the Technology & Innovation segment. Accordingly, the increases in the performance metrics in these segments from March 31, 2015 is primarily the result of the Bridge acquisition.
The regional segments reported a gross loan balance of $7.47 billion at March 31, 2016, a decrease of $27 million during the quarter, and an increase of $1.48 billion during the last 12 months. Southern California had the largest growth in loans during the quarter of $37 million, which was offset by decreases of $40 million and $28 million in the Northern California and Nevada segments, respectively. The $1.48 billion growth in loans during the last 12 months was driven by an increase of $946 million in Northern California, an increase of $432 million in Arizona, and an increase of $203 million in Southern California. Total deposits for the regional segments were $10.47 billion, an increase of $765 million during the quarter, and an increase of $2.25 billion during the last 12 months. All regional segments generated increased deposits during the quarter, with Arizona contributing the largest increase of $303 million. All regional segments also generated increased deposits during the last 12 months, with the Northern California and Arizona segments contributing the largest increases of $941 million and $840 million, respectively. Pre-tax income for the regional segments was $66.0 million for the three months ended March 31, 2016, an increase of $0.8 million from the three months ended December 31, 2015, and an increase of $19.1 million from the three months ended March 31, 2015. Southern California had the largest increase in pre-tax income of $1.8 million from the three months ended December 31, 2015, offset by decreases of $0.9 million and $0.2 million in the Nevada and Northern California segments, respectively. Northern California had the largest increase in pre-tax income of $8.1 million from the three months ended March 31, 2015, which is primarily the result of Bridge operations, which has been included in the Company's operating results since July 1, 2015. Pre-tax income for the Arizona and Nevada regions also increased $5.1 million and $4.0 million, respectively.
The NBL segments reported a gross loan balance of $3.74 billion at March 31, 2016, an increase of $142 million during the quarter, and an increase of $952 million during the last 12 months. The Technology & Innovation and Other NBLs segments had the largest growth in loans during the quarter of $75 million and $58 million, respectively. During the last 12 months, the $952 million loan growth in the NBL segments was driven by the Technology & Innovation and Public & Nonprofit segments, which increased loans by $845 million and $201 million, respectively, which was slightly offset by the decrease of $120 million in the Other NBLs segment. Total deposits for the NBL segments were $2.33 billion, an increase of $197 million during the quarter, and an increase of $1.22 billion during the last 12 months. HOA Services increased deposits by $236 million during the quarter, which was offset by a decrease in deposits of $39 million from the Technology & Innovation segment. The increase of $1.22 billion during the last 12 months is primarily the result of growth in the Technology & Innovation and HOA Services segments of $804 million and $414 million, respectively. Pre-tax income for the NBL segments was $26.5 million for the three months ended March 31, 2016, an increase of $1.3 million from the three months ended December 31, 2015, and an increase of $13.1 million from the three months ended March 31, 2015. HOA services had the largest increase in pre-tax income of $1.2 million from the three months ended December 31, 2015, which was partially offset by a $0.2 million decrease in the Public & Nonprofit Finance segment. The Technology & Innovation segment had the largest increase in pre-tax income of $12.2 million from the three months ended March 31, 2015, which reflects Bridge operations.

Conference Call and Webcast
Western Alliance Bancorporation will host a conference call and live webcast to discuss its first quarter 2016 financial results at 12:00 p.m. ET on Friday, April 22, 2016. Participants may access the call by dialing 1-888-317-6003 and using passcode 6428460 or via live audio webcast using the website link http://services.choruscall.com/links/wal160422. The webcast is also available via the Company’s website at www.westernalliancebancorporation.com. Participants should log in at least 15 minutes early to receive instructions. The call will be recorded and made available for replay after 2:00 p.m. ET April 22nd through 9:00 a.m. ET May 22nd by dialing 1-877-344-7529 passcode: 10083308.
Reclassifications
Certain amounts in the Consolidated Income Statements for the prior periods have been reclassified to conform to the current presentation. The reclassifications have no effect on net income or stockholders’ equity as previously reported.
Use of Non-GAAP Financial Information
This press release contains both financial measures based on accounting principles generally accepted in the United States (“GAAP”) and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Cautionary Note Regarding Forward-Looking Statements
This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Examples of forward-looking statements include, among others, statements we make regarding our expectations with regard to our business, financial and operating results, and future economic performance, including our recent domestic select-service hotel franchise finance loan portfolio acquisition. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, among others: the risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 as filed with the Securities and Exchange Commission; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; supervisory actions by regulatory agencies which may limit our ability to pursue certain growth opportunities, including expansion through acquisitions; additional regulatory requirements resulting from our continued growth; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.
Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements, whether written or oral, that may be made from time to time, set forth in this press release to reflect new information, future events or otherwise.
About Western Alliance Bancorporation
With more than $15 billion in assets, top-performing Western Alliance Bancorporation (NYSE:WAL) is one of the fastest-growing bank holding companies in the U.S. and recognized as #10 on the Forbes 2016 “Best Banks in America” list. Its primary subsidiary, Western Alliance Bank, is the go-to bank for business and succeeds with local teams of experienced bankers who deliver superior service and a full spectrum of deposit, lending, treasury management, international banking and online banking products and services. Western Alliance Bank operates full-service banking divisions: Alliance Bank of Arizona, Bank of Nevada, Bridge Bank, First Independent Bank and Torrey Pines Bank. The bank also serves business customers through a robust national platform of specialized financial services including Corporate Finance, Equity Fund Resources, Hotel Franchise Finance, Life Sciences Group, Mortgage Warehouse Lending, Public and Nonprofit Finance, Renewable Resource Group, Resort Finance, Technology Finance and Alliance Association Bank. For more information, visit westernalliancebancorporation.com.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Selected Balance Sheet Data:
	March 31,
	2016	2015	Change %
	(in millions)
Total assets	$15,248.0	$11,251.9	35.5%
Total loans, net of deferred fees	11,241.4	8,818.6	27.5
Securities and money market investments	2,099.9	1,453.7	44.5
Total deposits	13,081.7	9,662.3	35.4
Borrowings	0.2	275.2	(99.9)
Qualifying debt	210.4	40.7	NM
Stockholders' equity	1,660.2	1,051.3	57.9
Tangible common equity, net of tax (1)	1,362.0	956.1	42.5

Selected Income Statement Data:
	For the Three Months Ended March 31,
	2016	2015	Change %
	(in thousands)
Interest income	$154,256	$110,962	39.0%
Interest expense	8,545	7,854	8.8
Net interest income	145,711	103,108	41.3
Provision for credit losses	2,500	700	NM
Net interest income after provision for credit losses	143,211	102,408	39.8
Non-interest income	13,133	6,242	NM
Non-interest expense	75,493	54,033	39.7
Income before income taxes	80,851	54,617	48.0
Income tax expense	19,519	14,234	37.1
Net income	$61,332	$40,383	51.9
Diluted earnings per share available to common stockholders	$0.60	$0.45	33.3

(1) See Reconciliation of Non-GAAP Financial Measures.
NM: Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Summary Consolidated Financial Data
Unaudited

Common Share Data:
	At or for the Three Months Ended March 31,
	2016	2015	Change %
Diluted earnings per share available to common stockholders	$0.60	$0.45	33.3%
Book value per common share	16.04	11.00	45.8
Tangible book value per share, net of tax (1)	13.16	10.72	22.8
Average shares outstanding (in thousands):
Basic	101,895	87,941	15.9
Diluted	102,538	88,452	15.9
Common shares outstanding	103,513	89,180	16.1

Selected Performance Ratios:
Return on average assets (2)	1.70%	1.50%	13.3%
Return on average tangible common equity (1, 2)	18.43	17.30	6.5
Net interest margin (2)	4.58	4.35	5.3
Net interest spread	4.42	4.22	4.7
Efficiency ratio - tax equivalent basis (1)	45.58	46.69	(2.4)
Loan to deposit ratio	85.93	91.27	(5.9)

Asset Quality Ratios:
Net charge-offs (recoveries) to average loans outstanding (2)	0.08%	(0.06)%	NM
Nonaccrual loans to gross loans	0.30	0.69	(56.5)
Nonaccrual loans and repossessed assets to total assets	0.57	1.11	(48.6)
Loans past due 90 days and still accruing to total loans	0.04	0.04	—
Allowance for credit losses to gross loans	1.06	1.27	(16.5)
Allowance for credit losses to nonaccrual loans	352.72	184.55	91.1

Capital Ratios (1):
	Mar 31, 2016	Dec 31, 2015	Mar 31, 2015
Tangible common equity	9.1%	9.2%	8.5%
Common Equity Tier 1 (3)	9.9	9.5	9.0
Tier 1 Leverage ratio (3)	9.9	9.8	9.8
Tier 1 Capital (3)	10.4	10.1	10.2
Total Capital (3)	12.3	12.1	11.3

(1)	See Reconciliation of Non-GAAP Financial Measures.
(2)	Annualized for the three month periods ended March 31, 2016 and 2015.
(3)	Capital ratios for March 31, 2016 are preliminary until the Call Report is filed.
NM	Changes +/- 100% are not meaningful.

Western Alliance Bancorporation and Subsidiaries
Condensed Consolidated Income Statements
Unaudited
	Three Months Ended March 31,
	2016	2015
	(dollars in thousands)
Interest income:
Loans	$139,786	$100,391
Investment securities	13,508	9,788
Other	962	783
Total interest income	154,256	110,962
Interest expense:
Deposits	6,243	5,146
Qualifying debt	2,184	441
Borrowings	118	2,267
Total interest expense	8,545	7,854
Net interest income	145,711	103,108
Provision for credit losses	2,500	700
Net interest income after provision for credit losses	143,211	102,408
Non-interest income:
Service charges	4,466	2,889
Lending related income and gains (losses) on sale of loans, net	3,941	201
Card income	1,013	813
Gains (losses) on sales of investment securities, net	1,001	589
Bank owned life insurance	930	977
Other	1,782	773
Total non-interest income	13,133	6,242
Non-interest expenses:
Salaries and employee benefits	44,855	32,541
Occupancy	6,257	4,813
Legal, professional and directors' fees	5,572	3,995
Data processing	4,561	3,126
Insurance	3,323	2,090
Loan and repossessed asset expenses	902	1,090
Card expense	887	474
Intangible amortization	697	281
Marketing	657	377
Net (gain) loss on sales and valuations of repossessed and other assets	(302)	(351)
Acquisition / restructure expense	—	159
Other	8,084	5,438
Total non-interest expense	75,493	54,033
Income before income taxes	80,851	54,617
Income tax expense	19,519	14,234
Net income	$61,332	$40,383
Preferred stock dividends	—	176
Net income available to common stockholders	$61,332	$40,207

Earnings per share available to common stockholders:
Diluted shares	102,538	88,452
Diluted earnings per share	$0.60	$0.45

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Income Statements
Unaudited
	Three Months Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(in thousands, except per share data)
Interest income:
Loans	$139,786	$137,471	$133,087	$105,468	$100,391
Investment securities	13,508	12,454	12,039	9,276	9,788
Other	962	1,406	1,107	1,874	783
Total interest income	154,256	151,331	146,233	116,618	110,962
Interest expense:
Deposits	6,243	5,737	5,550	5,362	5,146
Qualifying debt	2,184	2,107	2,008	451	441
Borrowings	118	144	1,268	2,087	2,267
Total interest expense	8,545	7,988	8,826	7,900	7,854
Net interest income	145,711	143,343	137,407	108,718	103,108
Provision for credit losses	2,500	2,500	—	—	700
Net interest income after provision for credit losses	143,211	140,843	137,407	108,718	102,408
Non-interest income:
Service charges	4,466	4,295	4,327	3,128	2,889
Lending related income and gains (losses) on sale of loans, net	3,941	1,097	532	118	201
Card income	1,013	1,013	954	899	813
Gains (losses) on sales of investment securities, net	1,001	33	(62)	55	589
Bank owned life insurance	930	1,166	984	772	977
Other	1,782	1,875	1,767	573	773
Total non-interest income	13,133	9,479	8,502	5,545	6,242
Non-interest expenses:
Salaries and employee benefits	44,855	41,221	43,660	32,406	32,541
Occupancy	6,257	6,503	5,915	4,949	4,813
Legal, professional, and directors' fees	5,572	5,890	4,052	4,611	3,995
Data processing	4,561	4,629	4,338	2,683	3,126
Insurance	3,323	3,264	3,375	2,274	2,090
Loan and repossessed asset expenses	902	904	1,099	1,284	1,090
Card expense	887	920	757	613	474
Intangible amortization	697	704	704	281	281
Marketing	657	1,298	747	463	377
Net (gain) loss on sales and valuations of repossessed and other assets	(302)	(397)	(104)	(1,218)	(351)
Acquisition / restructure expense	—	—	835	7,842	159
Other	8,084	7,512	7,538	5,021	5,438
Total non-interest expense	75,493	72,448	72,916	61,209	54,033
Income before income taxes	80,851	77,874	72,993	53,054	54,617
Income tax expense	19,519	19,348	17,133	13,579	14,234
Net income	$61,332	$58,526	$55,860	$39,475	$40,383
Preferred stock dividends	—	151	176	247	176
Net income available to common stockholders	$61,332	$58,375	$55,684	$39,228	$40,207

Earnings per share available to common stockholders:
Diluted shares	102,538	102,006	101,520	88,682	88,452
Diluted earnings per share	$0.60	$0.57	$0.55	$0.44	$0.45

Western Alliance Bancorporation and Subsidiaries
Five Quarter Condensed Consolidated Balance Sheets
Unaudited
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(in millions)
Assets:
Cash and due from banks	$1,031.0	$224.6	$325.4	$700.2	$492.4
Securities purchased under agreement to resell	—	—	—	58.1	—
Cash and cash equivalents	1,031.0	224.6	325.4	758.3	492.4
Securities and money market investments	2,099.9	2,042.2	1,993.6	1,531.9	1,453.7
Loans held for sale	23.6	23.8	24.4	39.4	—
Loans held for investment:
Commercial	5,378.5	5,262.8	4,960.4	4,759.7	3,725.2
Commercial real estate - non-owner occupied	2,291.0	2,283.5	2,210.7	2,195.0	2,113.8
Commercial real estate - owner occupied	2,032.3	2,083.3	2,123.6	2,019.3	1,818.0
Construction and land development	1,179.9	1,133.4	1,121.9	1,002.7	842.9
Residential real estate	302.4	323.0	320.7	320.6	292.2
Consumer	33.7	26.9	26.6	24.0	26.5
Gross loans and deferred fees, net	11,217.8	11,112.9	10,763.9	10,321.3	8,818.6
Allowance for credit losses	(119.2)	(119.1)	(117.1)	(115.1)	(112.1)
Loans, net	11,098.6	10,993.8	10,646.8	10,206.2	8,706.5
Premises and equipment, net	119.8	118.5	121.7	116.0	114.3
Other assets acquired through foreclosure, net	52.8	43.9	57.7	59.3	63.8
Bank owned life insurance	163.4	162.5	161.7	161.1	142.9
Goodwill and other intangibles, net	304.0	305.4	305.8	300.0	25.6
Other assets	354.9	360.4	318.4	297.9	252.7
Total assets	$15,248.0	$14,275.1	$13,955.5	$13,470.1	$11,251.9
Liabilities and Stockholders' Equity:
Liabilities:
Deposits
Non-interest bearing demand deposits	$4,635.2	$4,094.0	$4,077.5	$3,924.4	$2,657.4
Interest bearing:
Demand	1,088.2	1,028.1	1,024.5	1,001.3	936.5
Savings and money market	5,650.9	5,296.9	4,672.6	4,733.9	4,121.0
Time certificates	1,707.4	1,611.6	1,835.8	1,747.1	1,947.4
Total deposits	13,081.7	12,030.6	11,610.4	11,406.7	9,662.3
Customer repurchase agreements	36.1	38.2	53.2	42.2	47.2
Total customer funds	13,117.8	12,068.8	11,663.6	11,448.9	9,709.5
Securities sold short	—	—	—	57.6	—
Borrowings	0.2	150.0	300.0	69.5	275.2
Qualifying debt	210.4	210.3	206.8	208.4	40.7
Accrued interest payable and other liabilities	259.4	254.5	201.4	171.0	175.2
Total liabilities	13,587.8	12,683.6	12,371.8	11,955.4	10,200.6
Stockholders' Equity:
Preferred stock	—	—	70.5	70.5	70.5
Common stock and additional paid-in capital	1,302.9	1,306.6	1,273.7	1,269.0	831.9
Retained earnings	324.0	262.6	204.2	148.5	109.4
Accumulated other comprehensive income	33.3	22.3	35.3	26.7	39.5
Total stockholders' equity	1,660.2	1,591.5	1,583.7	1,514.7	1,051.3
Total liabilities and stockholders' equity	$15,248.0	$14,275.1	$13,955.5	$13,470.1	$11,251.9

Western Alliance Bancorporation and Subsidiaries
Changes in the Allowance For Credit Losses
Unaudited
	Three Months Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(in thousands)
Balance, beginning of period	$119,068	$117,072	$115,056	$112,098	$110,216
Provision for credit losses	2,500	2,500	—	—	700
Recoveries of loans previously charged-off:
Commercial and industrial	1,576	1,009	1,147	681	916
Commercial real estate - non-owner occupied	3,595	482	968	335	277
Commercial real estate - owner occupied	70	135	433	1,403	106
Construction and land development	95	13	329	1,373	157
Residential real estate	257	232	232	1,184	533
Consumer	67	115	24	24	40
Total recoveries	5,660	1,986	3,133	5,000	2,029
Loans charged-off:
Commercial and industrial	7,491	2,277	1,109	1,771	393
Commercial real estate - non-owner occupied	—	—	—	—	—
Commercial real estate - owner occupied	410	—	—	—	—
Construction and land development	—	—	—	—	—
Residential real estate	26	194	8	218	400
Consumer	74	19	—	53	54
Total loans charged-off	8,001	2,490	1,117	2,042	847
Net loan charge-offs (recoveries)	2,341	504	(2,016)	(2,958)	(1,182)
Balance, end of period	$119,227	$119,068	$117,072	$115,056	$112,098

Net charge-offs (recoveries) to average loans - annualized	0.08%	0.02%	(0.08)%	(0.13)%	(0.06)%

Nonaccrual loans	$33,802	$48,381	$47,692	$59,425	$60,742
Repossessed assets	52,776	43,942	57,719	59,335	63,759
Loans past due 90 days, still accruing	4,488	3,028	5,550	8,284	3,730
Loans past due 30 to 89 days, still accruing	9,207	34,541	19,630	4,006	14,137
Classified loans on accrual	92,435	118,635	108,341	101,165	76,090
Special mention loans	133,036	141,819	153,431	132,313	100,345

Allowance for credit losses to gross loans	1.06%	1.07%	1.09%	1.11%	1.27%
Allowance for credit losses to gross loans, adjusted for acquisition accounting (1)	1.21	1.25	1.32	1.35	1.39
Allowance for credit losses to nonaccrual loans	352.72	246.10	245.48	193.62	184.55
Nonaccrual loans to gross loans	0.30	0.44	0.44	0.58	0.69
Nonaccrual loans and repossessed assets to total assets	0.57	0.65	0.76	0.88	1.11
Loans past due 90 days and still accruing to total loans	0.04	0.03	0.05	0.08	0.04

(1) See Reconciliation of Non-GAAP Financial Measures.

Western Alliance Bancorporation and Subsidiaries
Analysis of Average Balances, Yields and Rates
Unaudited
	Three Months Ended March 31,
	2016			2015
	Average Balance	Interest	Average Yield / Cost	Average Balance	Interest	Average Yield / Cost
	($ in millions)	($ in thousands)		($ in millions)	($ in thousands)
Interest earning assets
Loans:
Commercial	$5,160.6	$60,925	5.24%	$3,587.7	$34,580	4.50%
CRE - non-owner occupied	2,272.4	30,953	5.45	2,046.6	27,831	5.44
CRE - owner occupied	2,061.4	26,186	5.08	1,799.6	22,567	5.02
Construction and land development	1,166.1	17,496	6.00	788.5	11,438	5.80
Residential real estate	311.5	3,509	4.51	295.8	3,544	4.79
Consumer	28.8	365	5.07	28.6	431	6.03
Loans held for sale	24.1	352	5.84	—	—	—
Total loans (1)	11,024.9	139,786	5.31	8,546.8	100,391	4.97
Securities:
Securities - taxable	1,568.4	9,337	2.38	1,095.5	6,292	2.30
Securities - tax-exempt	454.7	4,171	5.23	383.9	3,496	5.33
Total securities (1)	2,023.1	13,508	3.02	1,479.4	9,788	3.09
Other	417.5	962	0.92	136.2	783	2.30
Total interest earning assets	13,465.5	154,256	4.83	10,162.4	110,962	4.66
Non-interest earning assets
Cash and due from banks	140.8			118.1
Allowance for credit losses	(121.5)			(111.0)
Bank owned life insurance	162.8			142.4
Other assets	822.5			450.1
Total assets	$14,470.1			$10,762.0
Interest-bearing liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$1,091.9	$455	0.17%	$920.0	$394	0.17%
Savings and money market	5,333.9	4,034	0.30	3,909.4	2,776	0.28
Time certificates of deposit	1,561.5	1,754	0.45	1,935.5	1,976	0.41
Total interest-bearing deposits	7,987.3	6,243	0.31	6,764.9	5,146	0.30
Short-term borrowings	52.8	118	0.89	177.5	1,751	3.95
Long-term debt	—	—	—	202.0	516	1.02
Qualifying debt	199.4	2,184	4.38	40.4	441	4.36
Total interest-bearing liabilities	8,239.5	8,545	0.41	7,184.8	7,854	0.44
Non-interest-bearing liabilities
Non-interest-bearing demand deposits	4,350.1			2,369.9
Other liabilities	244.5			177.1
Stockholders’ equity	1,636.0			1,030.2
Total liabilities and stockholders' equity	$14,470.1			$10,762.0
Net interest income and margin		$145,711	4.58%		$103,108	4.35%
Net interest spread			4.42%			4.22%

(1) Yields on loans and securities have been adjusted to a tax equivalent basis. The taxable-equivalent adjustment was $8,435 and $7,389 for the three months ended March 31, 2016 and 2015, respectively.

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:		Regional Segments
	Consolidated Company	Arizona	Nevada	Southern California	Northern California
At March 31, 2016	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$3,130.9	$2.1	$9.8	$2.2	$3.1
Loans, net of deferred loan fees and costs	11,241.4	2,815.2	1,709.4	1,799.2	1,148.8
Less: allowance for credit losses	(119.2)	(29.9)	(18.1)	(19.1)	(12.2)
Total loans	11,122.2	2,785.3	1,691.3	1,780.1	1,136.6
Other assets acquired through foreclosure, net	52.8	7.2	21.3	—	0.2
Goodwill and other intangible assets, net	304.0	—	24.5	—	157.5
Other assets	638.1	48.5	61.3	14.9	14.1
Total assets	$15,248.0	$2,843.1	$1,808.2	$1,797.2	$1,311.5
Liabilities:
Deposits	$13,081.7	$3,183.7	$3,628.8	$2,056.5	$1,603.0
Borrowings and qualifying debt	210.6	—	—	—	—
Other liabilities	295.5	12.2	27.1	8.3	13.0
Total liabilities	13,587.8	3,195.9	3,655.9	2,064.8	1,616.0
Allocated equity:	1,660.2	317.1	246.9	197.8	289.8
Total liabilities and stockholders' equity	$15,248.0	$3,513.0	$3,902.8	$2,262.6	$1,905.8
Excess funds provided (used)	—	669.9	2,094.6	465.4	594.3

No. of offices	47	11	18	9	2
No. of full-time equivalent employees	1,464	176	229	161	170

Income Statement:

Three Months Ended March 31, 2016:	(in thousands)
Net interest income (expense)	$145,711	$38,456	$32,575	$24,428	$23,195
Provision for (recovery of) credit losses	2,500	6,773	(813)	30	1,042
Net interest income (expense) after provision for credit losses	143,211	31,683	33,388	24,398	22,153
Non-interest income	13,133	3,681	2,059	660	2,426
Non-interest expense	(75,493)	(14,456)	(14,746)	(11,234)	(13,967)
Income (loss) before income taxes	80,851	20,908	20,701	13,824	10,612
Income tax expense (benefit)	19,519	8,202	7,245	5,813	4,463
Net income	$61,332	$12,706	$13,456	$8,011	$6,149

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:	National Business Lines
	HOA Services	Public & Nonprofit Finance	Technology & Innovation	Other National Business Lines	Corporate & Other
At March 31, 2016	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$—	$—	$—	$—	$3,113.7
Loans, net of deferred loan fees and costs	96.1	1,460.5	845.1	1,338.1	29.0
Less: allowance for credit losses	(1.0)	(15.5)	(9.0)	(14.2)	(0.2)
Total loans	95.1	1,445.0	836.1	1,323.9	28.8
Other assets acquired through foreclosure, net	—	—	—	—	24.1
Goodwill and other intangible assets, net	—	—	122.0	—	—
Other assets	0.2	10.0	3.1	11.5	474.5
Total assets	$95.3	$1,455.0	$961.2	$1,335.4	$3,641.1
Liabilities:
Deposits	$1,528.1	$—	$803.7	$—	$277.9
Borrowings and qualifying debt	—	—	—	—	210.6
Other liabilities	1.0	87.5	—	21.2	125.2
Total liabilities	1,529.1	87.5	803.7	21.2	613.7
Allocated equity:	39.7	87.5	205.9	110.1	165.4
Total liabilities and stockholders' equity	$1,568.8	$175.0	$1,009.6	$131.3	$779.1
Excess funds provided (used)	1,473.5	(1,280.0)	48.4	(1,204.1)	(2,862.0)

No. of offices (1)	1	1	7	4	(6)
No. of full-time equivalent employees	58	6	43	27	594

Income Statement:

Three Months Ended March 31, 2016:	(in thousands)
Net interest income (expense)	$8,632	$5,221	$16,309	$10,637	$(13,742)
Provision for (recovery of) credit losses	78	(369)	(1,165)	238	(3,314)
Net interest income (expense) after provision for credit losses	8,554	5,590	17,474	10,399	(10,428)
Non-interest income	105	(4)	1,637	635	1,934
Non-interest expense	(5,541)	(2,024)	(6,906)	(3,437)	(3,182)
Income (loss) before income taxes	3,118	3,562	12,205	7,597	(11,676)
Income tax expense (benefit)	1,169	1,336	4,577	2,849	(16,135)
Net income	$1,949	$2,226	$7,628	$4,748	$4,459

(1) Negative number in the Corporate & Other segment represents elimination for shared offices among the segments.

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:		Regional Segments
	Consolidated Company	Arizona	Nevada	Southern California	Northern California
At December 31, 2015	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$2,266.8	$2.3	$9.5	$2.4	$2.4
Loans, net of deferred loan fees and costs	11,136.7	2,811.7	1,737.2	1,761.9	1,188.4
Less: allowance for credit losses	(119.1)	(30.1)	(18.6)	(18.8)	(12.7)
Total loans	11,017.6	2,781.6	1,718.6	1,743.1	1,175.7
Other assets acquired through foreclosure, net	43.9	8.4	20.8	—	0.3
Goodwill and other intangible assets, net	305.4	—	24.8	—	158.2
Other assets	641.4	43.9	62.3	15.7	16.1
Total assets	$14,275.1	$2,836.2	$1,836.0	$1,761.2	$1,352.7
Liabilities:
Deposits	$12,030.6	$2,880.7	$3,382.8	$1,902.5	$1,541.1
Borrowings and qualifying debt	360.3	—	—	—	—
Other liabilities	292.7	12.2	29.0	7.8	11.2
Total liabilities	12,683.6	2,892.9	3,411.8	1,910.3	1,552.3
Allocated equity:	1,591.5	309.2	244.4	191.3	293.2
Total liabilities and stockholders' equity	$14,275.1	$3,202.1	$3,656.2	$2,101.6	$1,845.5
Excess funds provided (used)	—	365.9	1,820.2	340.4	492.8

No. of offices	47	11	18	9	2
No. of full-time equivalent employees	1,446	180	228	161	171

Income Statements:

Three Months Ended March 31, 2015:	(in thousands)
Net interest income (expense)	$103,108	$28,985	$29,209	$22,490	$4,453
Provision for (recovery of) credit losses	700	(668)	349	(367)	(27)
Net interest income (expense) after provision for credit losses	102,408	29,653	28,860	22,857	4,480
Non-interest income	6,242	939	2,283	665	51
Non-interest expense	(54,033)	(14,761)	(14,474)	(11,621)	(2,017)
Income (loss) before income taxes	54,617	15,831	16,669	11,901	2,514
Income tax expense (benefit)	14,234	6,210	5,834	5,004	1,057
Net income	$40,383	$9,621	$10,835	$6,897	$1,457

Three Months Ended December 31, 2015:
Net interest income (expense)	$143,343	$35,918	$32,052	$23,879	$23,017
Provision for (recovery of) credit losses	2,500	977	(1,712)	328	1,162
Net interest income (expense) after provision for credit losses	140,843	34,941	33,764	23,551	21,855
Non-interest income	9,479	1,295	2,350	596	2,355
Non-interest expense	(72,448)	(15,396)	(14,533)	(12,162)	(13,385)
Income (loss) before income taxes	77,874	20,840	21,581	11,985	10,825
Income tax expense (benefit)	19,348	8,175	7,553	5,040	4,551
Net income	$58,526	$12,665	$14,028	$6,945	$6,274

Western Alliance Bancorporation and Subsidiaries
Operating Segment Results
Unaudited

Balance Sheet:	National Business Lines
	HOA Services	Public & Nonprofit Finance	Technology & Innovation	Other National Business Lines	Corporate & Other
At December 31, 2015	(dollars in millions)
Assets:
Cash, cash equivalents, and investment securities	$—	$—	$—	$—	$2,250.2
Loans, net of deferred loan fees and costs	88.4	1,458.9	770.3	1,280.3	39.6
Less: allowance for credit losses	(0.9)	(15.6)	(8.2)	(13.8)	(0.4)
Total loans	87.5	1,443.3	762.1	1,266.5	39.2
Other assets acquired through foreclosure, net	—	—	—	—	14.4
Goodwill and other intangible assets, net	—	—	122.4	—	—
Other assets	0.2	14.0	2.7	11.5	475.0
Total assets	$87.7	$1,457.3	$887.2	$1,278.0	$2,778.8
Liabilities:
Deposits	$1,291.9	$—	$842.5	$—	$189.1
Borrowings and qualifying debt	—	—	—	—	360.3
Other liabilities	0.5	63.8	—	40.8	127.4
Total liabilities	1,292.4	63.8	842.5	40.8	676.8
Allocated equity:	34.2	87.8	200.9	105.7	124.8
Total liabilities and stockholders' equity	$1,326.6	$151.6	$1,043.4	$146.5	$801.6
Excess funds provided (used)	1,238.9	(1,305.7)	156.2	(1,131.5)	(1,977.2)

No. of offices (1)	1	1	7	4	(6)
No. of full-time equivalent employees	54	3	40	26	583

Income Statements:

Three Months Ended March 31, 2015:	(in thousands)
Net interest income (expense)	$5,768	$4,581	$—	$12,961	$(5,339)
Provision for (recovery of) credit losses	70	637	—	701	5
Net interest income (expense) after provision for credit losses	5,698	3,944	—	12,260	(5,344)
Non-interest income	73	206	—	437	1,588
Non-interest expense	(4,370)	(1,253)	—	(3,655)	(1,882)
Income (loss) before income taxes	1,401	2,897	—	9,042	(5,638)
Income tax expense (benefit)	525	1,086	—	3,391	(8,873)
Net income	$876	$1,811	$—	$5,651	$3,235

Three Months Ended December 31, 2015:
Net interest income (expense)	$6,909	$5,454	$15,611	$11,159	$(10,656)
Provision for (recovery of) credit losses	33	76	739	897	—
Net interest income (expense) after provision for credit losses	6,876	5,378	14,872	10,262	(10,656)
Non-interest income	86	22	1,094	436	1,245
Non-interest expense	(5,073)	(1,619)	(3,945)	(3,244)	(3,091)
Income (loss) before income taxes	1,889	3,781	12,021	7,454	(12,502)
Income tax expense (benefit)	708	1,418	4,508	2,795	(15,400)
Net income	$1,181	$2,363	$7,513	$4,659	$2,898

(1) Negative number in the Corporate & Other segment represents elimination for shared offices among the segments.

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Operating Pre-Provision Net Revenue by Quarter:
	Three Months Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(in thousands)
Total non-interest income	$13,133	$9,479	$8,502	$5,545	$6,242
Less:
Gains (losses) on sales of investment securities, net	1,001	33	(62)	55	589
Unrealized (losses) gains on assets and liabilities measured at fair value, net	(5)	10	47	(10)	—
(Loss) on extinguishment of debt	—	—	—	(81)	—
Total operating non-interest income	12,137	9,436	8,517	5,581	5,653
Plus: net interest income	145,711	143,343	137,407	108,718	103,108
Net operating revenue (1)	$157,848	$152,779	$145,924	$114,299	$108,761

Total non-interest expense	$75,493	$72,448	$72,916	$61,209	$54,033
Less:
Net (gain) loss on sales and valuations of repossessed and other assets	(302)	(397)	(104)	(1,218)	(351)
Acquisition / restructure expense	—	—	835	7,842	159
Total operating non-interest expense (1)	$75,795	$72,845	$72,185	$54,585	$54,225

Operating pre-provision net revenue (2)	$82,053	$79,934	$73,739	$59,714	$54,536

Tangible Common Equity:
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(dollars and shares in thousands)
Total stockholders' equity	$1,660,163	$1,591,502	$1,583,698	$1,514,744	$1,051,330
Less: goodwill and intangible assets	303,962	305,354	305,767	299,975	25,632
Total tangible stockholders' equity	1,356,201	1,286,148	1,277,931	1,214,769	1,025,698
Less: preferred stock	—	—	70,500	70,500	70,500
Total tangible common equity	1,356,201	1,286,148	1,207,431	1,144,269	955,198
Plus: deferred tax - attributed to intangible assets	5,828	6,093	6,290	6,515	903
Total tangible common equity, net of tax	$1,362,029	$1,292,241	$1,213,721	$1,150,784	$956,101
Total assets	$15,248,039	$14,275,089	$13,955,570	$13,470,104	$11,251,943
Less: goodwill and intangible assets, net	303,962	305,354	305,767	299,975	25,632
Tangible assets	14,944,077	13,969,735	13,649,803	13,170,129	11,226,311
Plus: deferred tax - attributed to intangible assets	5,828	6,093	6,290	6,515	903
Total tangible assets, net of tax	$14,949,905	$13,975,828	$13,656,093	$13,176,644	$11,227,214
Tangible common equity ratio (3)	9.1%	9.2%	8.9%	8.7%	8.5%
Common shares outstanding	103,513	103,087	102,305	102,291	89,180
Tangible book value per share, net of tax (4)	$13.16	$12.54	$11.86	$11.25	$10.72

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Efficiency Ratio by Quarter:
	Three Months Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(in thousands)
Total operating non-interest expense	$75,795	$72,845	$72,185	$54,585	$54,225
Divided by:
Total net interest income	145,711	143,343	137,407	108,718	103,108
Plus:
Tax equivalent interest adjustment	8,435	8,433	8,183	7,878	7,389
Operating non-interest income	12,137	9,436	8,517	5,581	5,653
	$166,283	$161,212	$154,107	$122,177	$116,150
Efficiency ratio - tax equivalent basis (5)	45.6%	45.2%	46.8%	44.7%	46.7%

Allowance for Credit Losses, Adjusted for Acquisition Accounting:

	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
	(in thousands)
Allowance for credit losses	$119,227	$119,068	$117,072	$115,056	$112,098
Plus: remaining credit marks
Acquired performing loans	9,646	12,154	14,299	16,405	2,150
Purchased credit impaired loans	6,760	8,491	11,347	8,643	8,770
Adjusted allowance for credit losses	$135,633	$139,713	$142,718	$140,104	$123,018

Gross loans held for investment and deferred fees, net	$11,217,860	$11,112,854	$10,763,939	$10,321,221	$8,818,554
Plus: remaining credit marks
Acquired performing loans	9,646	12,154	14,299	16,405	2,150
Purchased credit impaired loans	6,760	8,491	11,347	8,643	8,770
Adjusted loans, net of deferred fees and costs	$11,234,266	$11,133,499	$10,789,585	$10,346,269	$8,829,474

Allowance for credit losses to gross loans	1.06%	1.07%	1.09%	1.11%	1.27%
Allowance for credit losses to gross loans, adjusted for acquisition accounting (6)	1.21	1.25	1.32	1.35	1.39

Western Alliance Bancorporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Unaudited

Regulatory Capital:

	March 31, 2016	December 31, 2015
	(in thousands)
Common Equity Tier 1:
Common equity	$1,660,163	$1,591,502
Less:
Non-qualifying goodwill and intangibles	294,458	293,487
Disallowed unrealized losses on equity securities	—	—
Disallowed deferred tax asset	7,596	5,001
AOCI related adjustments	20,542	10,228
Unrealized gain on changes in fair value liabilities	9,862	6,309
Common equity Tier 1 (regulatory) (7) (10)	$1,327,705	$1,276,477

Plus:
Trust preferred securities	81,500	81,500
Preferred stock	—	—
Less:
Disallowed deferred tax asset	5,064	7,502
Unrealized gain on changes in fair value liabilities	6,574	9,464
Tier 1 capital (8) (10)	$1,397,567	$1,341,011

Divided by: estimated risk-weighted assets (regulatory (8) (10)	$13,426,271	$13,193,563

Common equity Tier 1 ratio (8) (10)	9.9%	9.7%

Total Capital:
Tier 1 capital (regulatory) (7) (10)	$1,397,567	$1,341,011
Plus:
Subordinated debt	134,570	140,097
Qualifying allowance for credit losses	119,227	119,068
Other	3,661	3,296
Less: Tier 2 qualifying capital deductions	—	—
Tier 2 capital	$257,458	$262,461

Total capital	$1,655,025	$1,603,472

Total capital ratio	12.3%	12.2%

Classified asset to common equity Tier 1 plus allowance:
Classified assets	$187,929	$221,126
Divided by:
Common equity Tier 1 (regulatory) (7) (10)	1,327,705	1,276,477
Plus: Allowance for credit losses	119,227	119,068
Total Common equity Tier 1 plus allowance for credit losses	$1,446,932	$1,395,545

Classified assets to common equity Tier 1 plus allowance (9) (10)	13.0%	15.8%

(1)	We believe these non-GAAP measurements provide a useful indication of the cash generating capacity of the Company.
(2)	We believe this non-GAAP measurement is a key indicator of the earnings power of the Company.
(3)	We believe these non-GAAP ratios provide an important metric with which to analyze and evaluate financial condition and capital strength.
(4)	We believe this non-GAAP measurement improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.
(5)	We believe this non-GAAP ratio provides a useful metric to measure the operating efficiency of the Company.
(6)
We believe this non-GAAP ratio is a useful metric in understanding the Company's total allowance for credit losses, adjusted for acquisition accounting, as under U.S. GAAP, a company's allowance for credit losses is not carried over in an acquisition, rather these loans are shown as being purchased at a discount that factors in expected future credit losses.

(7)
Under the current guidelines of the Federal Reserve and the Federal Deposit Insurance Corporation, common equity Tier 1 capital consists of common stock, retained earnings, and minority interests in certain subsidiaries, less most other intangible assets.

(8)
Common equity Tier 1 is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a bank's balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of the risk categories defined under new capital guidelines. The aggregated dollar amount in each category is then multiplied by the risk weighting assigned to that category. The resulting weighted values from each category are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator (risk-weighted assets) to determine the common equity Tier 1 ratio. Common equity Tier 1 is divided by the risk-weighted assets to determine the common equity Tier 1 ratio. We believe this non-GAAP ratio provides an important metric with which to analyze and evaluate financial condition and capital strength.

(9)	We believe this non-GAAP ratio provides an important regulatory metric to analyze asset quality.
(10)	Current quarter is preliminary until Call Reports are filed.
CONTACT:
Western Alliance Bancorporation
Dale Gibbons, 602-952-5476